Exhibit 99.1

                     Forward Air Corporation Reports Record
       Fourth Quarter and Fiscal 2004 Results, Announces a Three-for-Two
              Stock Split and Initiates a Quarterly Cash Dividend


    GREENEVILLE, Tenn.--(BUSINESS WIRE)--Feb. 15, 2005--

             19.0% Revenue Growth in Fourth Quarter 2004;
             20.2% Operating Margin in Fourth Quarter 2004

    Forward Air Corporation (NASDAQ:FWRD) today reported record results for the fourth quarter and fiscal year ended December 31, 2004.
    Operating revenue for the quarter ended December 31, 2004 increased 19.0% to a record $77.6 million from $65.2 million for the same quarter in 2003. Income from operations was $15.7 million, compared with $11.6 million in the prior-year quarter, an increase of 35.3%. As a percent of operating revenue, income from operations expanded to 20.2% during the quarter from 17.8% in 2003. Net income during the period increased 31.2% to $10.1 million from $7.7 million in the prior-year quarter. Diluted income per share from operations for the fourth quarter of 2004 was $0.46 compared with $0.35 in the prior-year quarter, an increase of 31.4%.
    Operating revenue for the year ended December 31, 2004 increased 16.9% to $282.2 million from $241.5 million in 2003. Income from operations for 2004 was $53.6 million compared with $40.2 million in the prior year, an increase of 33.3%. As a percent of operating revenue, income from operations increased to a record 19.0% from 16.6% in 2003. Net income for 2004 increased 33.3% to $34.4 million compared with $25.8 million in the prior year. Diluted income per share for 2004 was $1.57 compared with $1.19 in 2003, an increase of 31.9%.
    Commenting on the Company's fourth quarter and year-end results, Bruce A. Campbell, President and CEO, said "Congratulations to all the Forward Air employees for their efforts in producing record results for the fourth quarter of 2004. Our revenue growth of 19.0% and operating income margin of 20.2% during the fourth quarter are simply outstanding. We are also pleased with our full year 2004 results, as we were able to grow revenue, tonnage, yield and profits while increasing cash on the balance sheet by over $24.0 million. As we enter 2005, our people are motivated and focused on delivering industry-leading results and serving the needs of our customers."

    Three-for-Two Stock Split

    The Company announced that its board of directors authorized a three-for-two stock split of its common stock for shareholders of record on March 18, 2005. Shares resulting from the split are expected to be distributed to common stock shareholders on or about April 1, 2005. Cash will be issued in lieu of any fractional shares.

    Cash Dividend Declared

    Forward Air's board of directors also initiated a cash dividend policy and declared a quarterly cash dividend of $0.06 per share of common stock on a post split-adjusted basis. The board of directors approved a dividend policy that anticipates an annual dividend of $0.24 per share of common stock, payable in four quarterly increments of $0.06 per share of common stock. Any declaration and payment of future cash dividends is subject to final determination by the board of directors each quarter.
    The first cash dividend is payable to common stock shareholders of record on April 4, 2005 and is expected to be paid on April 18, 2005.
    Bruce A. Campbell, commenting on the stock split and new dividend policy, stated "Over the past three years, Forward Air has grown its revenue and profitability by focusing on the needs of the deferred air freight industry. At the same time, we have been able to increase our cash and investment positions by nearly $70 million after taking into account the nearly $25 million of the Company's common stock repurchased since 2002. We are pleased that the board of directors has initiated these policies as a way of returning value to our shareholders."

    Review of Financial Results

    Forward Air Corporation will hold a quarterly conference call to discuss fourth quarter and fiscal 2004 results on Wednesday, February 16, 2005, at 9:00 a.m. EST. The Company's conference call will be available online at www.forwardair.com or by dialing 800-589-4298. A replay of the conference call will be available at www.forwardair.com beginning shortly after the completion of the live call.

    About Forward Air

    Forward Air is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of 80 terminals located on or near major airports in the United States and Canada. The Company provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional airfreight or when air transportation is not economical.


                        FORWARD AIR CORPORATION
              Condensed Statements of Income (Unaudited)
                 (In thousands, except per share data)


                          Three months ended         Year ended
                         --------------------- -----------------------
                          12/31/04   12/31/03   12/31/04     12/31/03
                         --------------------- -----------------------
Operating revenue         $77,578     $65,184    $282,197    $241,517

Operating expenses:
 Purchased
  transportation           32,938      27,889     118,425     102,063
 Salaries, wages and
  employee benefits        17,336      14,382      62,728      54,267
 Operating leases           3,059       3,477      12,791      13,102
 Depreciation and
  amortization              1,729       1,823       6,817       7,263
 Insurance and claims         836       1,014       5,382       5,153
 Other operating
  expenses                  6,028       5,023      22,456      19,487
                          --------------------   ---------------------
Total operating expenses   61,926      53,608     228,599     201,335
                          --------------------   ---------------------
Income from operations     15,652      11,576      53,598      40,182
Other income, net             411         153       1,072         529
                          -------------------- -----------------------
Pre-tax income             16,063      11,729      54,670      40,711
Income taxes                5,969       4,027      20,249      14,896
                          --------------------   ---------------------
Net income                $10,094     $ 7,702    $ 34,421    $ 25,815
                          ====================   =====================

Income per share:
 Basic                    $  0.47     $  0.36    $   1.60    $   1.21
 Diluted                  $  0.46     $  0.35    $   1.57    $   1.19

Weighted average shares
 outstanding:
 Basic                     21,598      21,475      21,540      21,327
 Diluted                   22,059      21,821      21,960      21,707



                        FORWARD AIR CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                               12/31/04      12/31/03
                                              -----------  -----------
                                              (Unaudited)  Audited (a)
Assets:
 Cash and short-term investments                $111,678    $ 86,539
 Other current assets                             47,744      36,627
 Property and equipment, net                      37,286      32,912
 Other assets                                     17,845      19,009
                                                ---------   ---------
Total assets                                    $214,553    $175,087
                                                =========   =========

Liabilities and Shareholders' Equity:
 Current liabilities                              25,657      20,290
 Long-term obligations                             7,893       7,089
 Shareholders' equity                            181,003     147,708
                                                ---------   ---------
Total liabilities and shareholders' equity      $214,553    $175,087
                                                =========   =========

(a) Taken from audited financial statements, which are not presented in their entirety.



    Important Information

    This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to future events or our future financial performance. Some forward-looking statements may be identified by use of such terms as "believes," "anticipates," "intends," "plans," "estimates," "projects" or "expects." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, our inability to maintain our historical growth rate because of a decreased volume of freight moving through our network or decreased average revenue per pound of freight moving through our network, increasing competition and pricing pressure, surplus inventories, loss of a major customer, the creditworthiness of our customers and their ability to pay for services rendered, our ability to secure terminal facilities in desirable locations at reasonable rates, the inability of our information systems to handle an increased volume of freight moving through our network, changes in fuel prices, claims for property damage, personal injuries or workers' compensation, employment matters including rising health care costs, enforcement of and changes in governmental regulations, environmental and tax matters, the handling of hazardous materials, the availability and compensation of qualified independent owner-operators and freight handlers needed to serve our transportation needs and our inability to successfully integrate acquisitions. As a result of the foregoing, no assurance can be given as to future financial condition, cash flows or results of operations. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



    CONTACT: Forward Air Corporation, Greeneville
             Andrew C. Clarke, 423-636-7000
             aclarke@forwardair.com